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                                                                   Exhibit 10.23


                          AVTEAM TAX ALLOCATION AND
                          INDEMNIFICATION AGREEMENT


         THIS AVTEAM TAX ALLOCATION AND INDEMNIFICATION AGREEMENT is entered into as of this 5th day of December, 1996 between Richard Preston
("Stockholder"), and AVTEAM, INC., a Florida corporation, formerly known as Interstar Trading Corporation (the "Company").

                            W I T N E S S E T H :

         WHEREAS, Stockholder owns 500,000 shares of the sole class of stock in the Company, constituting ___ percent of the total outstanding shares of stock in the Company;

         WHEREAS, pursuant to that certain Stock Purchase Agreement by and among the Company and the persons listed on the signature pages thereto (the "Purchasers"), dated as of December 5, 1996, the Purchasers will purchase shares of the newly-authorized preferred stock of the Company and, in connection therewith, the Company's subchapter S corporation status will be terminated;

         WHEREAS, such termination, under Code Section 1362(e), will result in the Company's 1996 calendar tax year being divided in two (2) separate tax years, the first of which begins on January 1, 1996 and ends on the day immediately preceding the day such termination is effective (the "1996 S Short Year") and the second of which begins on the day such termination is effective and ends on December 31, 1996 (the "1996 C Short Year"); and

         WHEREAS, since its inception the Company has made, is making or will make distributions payable to Stockholder in amounts intended to equal the amount of the Company's accumulated adjustments account, as that term is defined in Code Section 1368(e)(1), calculated taking into account all items of income, gain, deduction, loss and credit through the last day of the Company's 1996 S Short Year; and

         WHEREAS, on December 3, 1996, the Board of Directors of the Company executed a resolution of the directors (the "Resolution"), a copy of which is attached hereto as Exhibit A, by which certain distributions will be made to Stockholder (collectively, the "Distributions") determined based on Stockholder's pro rata share (based on Stockholder's share ownership reflected in Schedule A) of both (A) $795,229, which is the amount of the Company's undistributed U.S. federal taxable income as reported by the Company on Form 1120S for the Company's 1995 tax year and (B) $4,120,000, which is the estimated amount of the Company's U.S. federal taxable income for its 1996 S Short Year; and

         WHEREAS, the amount of the Distributions, although intended to equal Stockholder's pro rata share of such taxable income for the Company's 1995 tax year and its 1996 S Short Year, may, in fact, be less or more than such amounts; and